UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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LCI INDUSTRIES

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SUPPLEMENT NO. 3

(To the Joint Proxy Statement/Prospectus dated October 19, 2026)

INTRODUCTION AND EXPLANATORY NOTE

This Supplement No. 3 (this “supplement”) further amends and supplements the definitive joint proxy statement/prospectus dated October 19, 2026 (as thereafter supplemented on October 30, 2026 and November 9, 2026, the “joint proxy statement/prospectus”) that was filed by Patrick Industries, Inc., an Indiana corporation (“Patrick”), and LCI Industries, a Delaware corporation (“LCI”), with the U.S. Securities and Exchange Commission (the “SEC”) on October 19, 2026, and first mailed by Patrick to its shareholders and LCI to its stockholders beginning on or about such date, in connection with their respective special meetings to be held on November 18, 2026 relating to the Agreement and Plan of Merger, dated as of June 30, 2026 (the “merger agreement”), by and among Patrick, Planet First Merger Sub Inc., a direct wholly owned subsidiary of Patrick (“First Merger Sub”), Planet Second Merger Sub LLC, a direct wholly owned subsidiary of Patrick (“Second Merger Sub”), and LCI. Pursuant to the merger agreement, among other things and subject to the satisfaction or waiver of the conditions set forth therein, First Merger Sub will merge with and into LCI (the “First Merger”), with LCI surviving the First Merger as a direct wholly owned subsidiary of Patrick, and immediately thereafter, LCI will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “merger”), with Second Merger Sub surviving the Second Merger as a direct wholly owned subsidiary of Patrick. Capitalized terms used in this supplement and not otherwise defined herein have the respective meanings ascribed to them in the joint proxy statement/prospectus.

The purpose of this supplement is to update and supplement information contained in the joint proxy statement/prospectus. This supplement modifies the joint proxy statement/prospectus and should be read in conjunction with the joint proxy statement/prospectus, the annexes to the joint proxy statement/prospectus and the documents incorporated by reference therein, each of which should be read in its entirety. To the extent that information in this supplement differs from, updates or conflicts with information contained in the joint proxy statement/prospectus, the information in this supplement is more current and supersedes the information in the joint proxy statement/prospectus. The joint proxy statement/prospectus is available on the SEC’s website at www.sec.gov. If you need a copy of the joint proxy statement/prospectus, or if you have any questions concerning the merger agreement, the merger, the special meeting of LCI’s stockholders, the joint proxy statement/prospectus or this supplement, or need help submitting a proxy to have your shares of LCI common stock voted, please contact LCI or its proxy solicitor at the following addresses and telephone numbers:

LCI Industries

3501 County Road 6 East

Elkhart, Indiana 46514

Attention: Investor Relations

investors@LCI1.com

Proxy Solicitor:

D.F. King & Co, Inc.

28 Liberty Street, Floor 53

New York, NY 10005

Call Toll-Free: (800) 859-8509

Banks and Brokers Call: (212) 448-4476

Email: LCII@dfking.com

Except to the extent described in this supplement, none of the items or information contained in the joint proxy statement/prospectus is affected by this supplement.

This supplement does not affect the date or time of the special meeting of LCI stockholders (the “LCI special meeting”), which will be held on November 18, 2026, at 9:00 a.m., Eastern Time, or the record date for stockholders entitled to notice of, and to vote at, the LCI special meeting or any adjournments or postponements thereof.

This supplement does not affect the validity of any proxy card or voting instructions any stockholder may have previously delivered, and no action in connection with this supplement is required by any stockholder who has previously delivered a proxy and who does not wish to revoke or change that proxy. Information about voting or revoking a proxy appears on page 14 of the joint proxy statement/prospectus. If any stockholders have not already submitted a proxy for use at the LCI special meeting, they are urged to do so promptly.

This supplement is not complete without the joint proxy statement/prospectus, and you are urged to read carefully this supplement together with the joint proxy statement/prospectus. In particular, you should carefully consider the matters discussed under “Risk Factors” beginning on page 27 of the joint proxy statement/prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the joint proxy statement/prospectus, the merits or fairness of the merger, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This supplement is dated November 10, 2026, and the information contained herein speaks only as of such date unless the information specifically indicates that another date applies.

UPDATE TO BACKGROUND OF THE MERGER

The section titled “The Merger—Background of the Merger” beginning on page 74 of the definitive joint proxy statement/prospectus filed with the SEC on October 19, 2026, as updated and supplemented by the section titled “Update to Background of the Merger” in Supplement No. 1 to the joint proxy statement/prospectus, filed with the SEC on October 30, 2026 (“Supplement No. 1”), describes the background of the merger up to and including October 29, 2026. This section describes the process undertaken after October 29, 2026.

On October 30, 2026, LCI issued a press release announcing that the LCI board had determined that the proposal delivered to the LCI board by Monomoy on October 22, 2026 (the “October 22 proposal”) did not constitute, and was not reasonably likely to lead to, a Lightspeed Superior Proposal and reaffirming the LCI board’s recommendation that LCI stockholders vote for the LCI merger proposal. On the same date, LCI and Patrick filed Supplement No. 1 with the SEC.

On the evening of November 6, 2026, the LCI board received a letter from Monomoy, a copy of which is attached as Annex A to this supplement, setting forth a revised unsolicited, non-binding proposal (the “November 6 proposal”) to acquire all of the outstanding shares of LCI common stock for $104.50 per share in cash, an increase of $3.50 per share over the October 22 proposal. The November 6 proposal was accompanied by draft debt and equity commitment letters and a limited guaranty.

On November 7, 2026, in accordance with Section 6.3 of the merger agreement, representatives of LCI provided representatives of Patrick with oral and written notice of the receipt by LCI of the November 6 proposal.

On November 7, 2026, the LCI board held a meeting with members of LCI management and representatives of K&E, PWP and FGS to review the November 6 proposal. Representatives of K&E reviewed LCI’s obligations with respect to the November 6 proposal under the merger agreement, including the restrictions under the non-solicitation provisions of the merger agreement on engaging with Monomoy. The LCI board discussed the November 6 proposal and certain assertions set forth in the November 6 proposal, and directed LCI’s advisors to prepare responses to such assertions for the LCI board’s review.

On November 8, 2026, the LCI board held a meeting with members of LCI management and representatives of K&E, PWP and FGS to continue its evaluation of the November 6 proposal. As requested by the LCI board at its November 7, 2026 meeting, representatives of PWP reviewed with the LCI board responses to certain assertions set forth in the November 6 proposal, and the LCI board discussed such responses with its advisors. The LCI board unanimously determined that the November 6 proposal did not constitute, and was not reasonably likely to lead to, a Lightspeed Superior Proposal. The LCI board also determined to publicly announce its determination and to reaffirm its recommendation that LCI stockholders vote for the LCI merger proposal, and directed members of LCI management and LCI’s advisors to prepare and issue a press release, including responses to certain of Monomoy’s assertions in its November 6 proposal, and to prepare and file with the SEC this supplement.

On November 10, 2026, LCI issued a press release announcing the LCI board’s determination with respect to the November 6 proposal and reaffirming the LCI board’s recommendation that LCI stockholders vote for the LCI merger proposal.

ANNEX A

Monomoy’s November 6 Proposal

November 6, 2026

Highly Confidential

The Board of Directors

LCI Industries

3501 County Road 6 East

Elkhart, IN 46514

Dear Members of the LCI Industries Board of Directors:

On behalf of Monomoy Capital Partners (“Monomoy”), we are writing to provide a revised proposal to acquire 100% of the issued and outstanding shares of LCI Industries (together with its subsidiaries, “LCI”) (the “Revised Proposal”).

The Revised Proposal is superior to the pending all-stock combination with Patrick Industries, Inc. (“Patrick”) (the “Patrick combination”), which was announced publicly on June 30, 2026, and it is the deal that LCI stockholders want. We invite the Board to reconsider its basis for continuing to support the Patrick combination, engage with us and explore how an all-cash deal would maximize value for LCI stockholders.

Revised Proposal

We propose to acquire LCI for $104.50 per share in cash, subject to the completion of definitive documentation. The Revised Proposal represents a 26% premium over the LCI closing share price of $83.15 as of October 21, 2026, the day prior to submission of our initial proposal (“Reference Price”), and a 28% premium to the 10-day volume-weighted average price (“VWAP”) as of October 21, 2026. We believe a significant portion of the increase in LCI's share price since October 21, the close before we submitted our proposal, was directly affected by our confidential proposal being made public and confirmed by the Board in a press release on October 28th. The Revised Proposal also includes the following updates:

●	Dividends. LCI may continue paying its ordinary course quarterly dividend between signing and closing.

●	Committed financing. Monomoy has debt and equity commitment letters to support the Revised Proposal, including multiple debt commitment letters from well established financial institutions. See Appendix A for (i) a commitment letter from each of our debt financing sources, together with the related redacted fee letters, (ii) an equity commitment letter from Monomoy Capital Partners V, L.P. and Monomoy Capital Partners V Parallel, L.P. and (iii) a limited guaranty from Monomoy Capital Partners V, L.P. and Monomoy Capital Partners V Parallel, L.P. in favor of the Company.

●	Patrick termination fee. As stated in our October 22 letter, we will pay the $94.2 million termination fee owed to Patrick on LCI’s behalf upon signing.

LCI Stockholders Want the Certainty of Cash

Since the Board announced on October 30 that our proposal did not constitute a Superior Proposal under the Patrick merger agreement, we have been inundated by LCI stockholders telling us that they prefer the certainty of our all-cash proposal to the fixed exchange ratio of 1.2440 Patrick shares in the Patrick combination, even at $101.00 per share.

We expect the Board has been receiving the same calls, and that is why LCI took the highly unusual step of releasing a presentation on November 4, which it shared with ISS, to defend the inferior Patrick combination. We were further surprised by the content of that presentation.

The November 4 Presentation Rests on Unsupportable Assumptions

The November 4 presentation attempts to anchor LCI’s intrinsic value on a set of projections that are overly optimistic and not supported by actual historical performance, which significantly inflates the terminal value. These flawed assumptions underpin the discounted cash flow range of $142 to $165 per share that LCI cited in its October 30 proxy supplement in an attempt to anchor itself to a $150 per share price:

●	The revenue projections appear to assume North American RV wholesale shipments significantly in excess of cycle average. Furthermore, LCI’s view of cycle average is misleading. We believe the referenced 400,000 to 425,000 unit “mid-cycle” benchmark is drawn from the 2016-2025 10-year window and includes the COVID surge, which is clearly elevated relative to longer term shipment levels: 1996-2005 and 2006-2015 averaged approximately 300,000 annual RV wholesale shipments and the 20-year average including the COVID period was approximately 366,00 shipments. See Appendix B for a summary of long-term RV shipments. More realistic North American volume assumptions would reduce the implied DCF share price by approximately $10 - $25 per share.

●	The average EBITDA margin of 11.4%, growing to 12.5% by the end of the forecast period, represents a significant improvement versus the 20-year average (2006-2025) EBITDA margins of 10.0%. See Appendix C for a summary of long-term reported EBITDA margins. Anchoring the DCF to historical EBITDA margins of 10% is estimated to reduce the implied DCF share price by approximately $28 - $33 per share.

●	Forecasted annual EBITDA growth of 9.4% from 2026 to 2030 is roughly in line with historical averages, however history includes the benefit of substantial M&A. The forecasted unlevered free cash flows do not appear to be burdened for cash used for acquisitions, which has averaged approximately $120 million per year since 2013. Burdening the DCF with approximately $120 million of annual cash for acquisitions is estimated to reduce the implied DCF share price by approximately $15 - $25 per share.

●	The terminal value, which is expected to account for approximately 75% of the value of the DCF, is based on an exit multiple of 7.5x - 8.5x, which is approximately 5% - 20% higher than the current LTM EV / EBITDA multiple. Anchoring the terminal value to current trading levels is estimated to reduce the implied DCF share price by approximately $15 - $20 per share.

Further, the November 4 presentation includes:

●	Pro forma revenue, EBITDA and free cash flow for the combined company based on figures as of March 31, rather than results through the third quarter.

●	Pro forma net leverage of 2.1x as of announcement, when the combined company’s net debt multiple has increased through the third quarter and may increase further before the Patrick combination closes.

●	The Pro Forma net leverage ratio of 2.1x includes the full benefit of $150 million of merger synergies that are estimated to be realized over 3 years. While the presentation highlights the benefit of 48% of year three synergies it does not acknowledge the cost to execute or the incremental opening leverage born by LCI shareholders significantly reducing the net benefit of the proposed synergies.

●	Consensus analyst price targets of $114 per share. However, the presentation fails to note that the five analysts (from firms not involved in the transaction) that have updated their price targets in the past month, have average price targets of $99.40 per share (BMO, Roth, Stifel, StoneX and Truist), below our $104.50 per share proposal.

Our Revised Proposal is supported by comparable companies trading multiples, precedent transaction multiples, current analyst price targets and a DCF analysis with reasonable assumptions. Applying PWP’s October trading multiple ranges to LCI’s updated projections and latest reported net debt supports our $104.50 all-cash proposal. Yet the November 4 presentation selectively omits these analyses while emphasizing the higher DCF valuations.

The November 4 Presentation Does Not Address Key Risks

The presentation is also silent on the risks LCI stockholders would take on in the Patrick combination, which include:

●	LCI stockholders taking on approximately 48% of a combined company that carries Patrick’s heavier debt load, synergies that will not be fully realized until year three (if at all) and will cost approximately $150 million to achieve.

●	Customers currently seeking alternative supply based on the consolidation of two of their largest suppliers.

●	The extended antitrust review of the Patrick combination following the Department of Justice’s October 9 Second Request, in which customers are loudly voicing their concerns, and which could very well result in lengthy litigation, dis-synergistic divestitures of business units or no deal at all.

Against these risks, the Revised Proposal offers certain, immediate value and would deliver cash to LCI stockholders well before the first half of 2027.

The LCI Board Has Refused to Engage

The Board has not met with us, has not given us any non-public information and has not asked what we might ultimately pay with access to information. As a result, the Board does not have all of the information it needs to decide what the best deal is for its stockholders.

With the Board’s support, and access to limited incremental information on an accelerated timetable, namely the existing Patrick data room, we are open to increasing our price further.

Next Steps

The Patrick merger agreement permits the Board to engage with us and provide us with the diligence information we need once it determines that the Revised Proposal is reasonably likely to lead to a Superior Proposal.

We ask the Board to make that determination now, particularly given the weakening of the value of the Patrick combination since it was announced.

We stand ready to proceed immediately and look forward to engaging with you and your advisors in the near term.

Very truly yours,

/s/ Dan Collins

Dan Collins

Co-CEO

Monomoy Capital Partners

Appendix A

Debt Commitment Letters, Equity Commitment Letter and Limited Guaranty

[See Attached]

Appendix B

Please see below for a summary of long-term RV shipments.

Historical North American Wholesale RV Shipments
Units (000s)
600
500
400
300
200
100
0
10-yr avg 434k (2016–2025)
15-yr avg 395k (2011–2025)
20-yr avg 366k (2006–2025)
290k
1996
1998
2000
2002
2004
2006
2008
2010
2012
2014
2016
2018
2020
2022
2024
2026

	1996-2005	2006-2015	2016-2025
Avg. RV Shipments *(000s)*	**306**	**298**	**434**
Avg. Fed Funds Rate	**3.86%**	**1.28%**	**2.19%**
Avg. 30-Year Fixed Mortgage Rate	**6.89%**	**2.19%**	**4.76%**

Shipments 1996–2005 (000s) | Shipments 2006–2015 (000s) | Shipments 2016–2025 (000s) | 2026E guidance midpoint (000s)
10-yr avg shipments (2016–25) | 15-yr avg shipments (2011–25) | 20-yr avg shipments (2006–25)

Source: RVIA; St. Louis FRED.
Note: Current 30-Year Fixed Mortgage Rate as of 11/5/2026 is 7.18% per Freddie Mac.

Appendix C

Please see below for a summary of long-term reported EBITDA margins.

($ in millions)	2006 A	2007 A	2008 A	2009 A	2010 A	2011 A	2012 A	2013 A		2014 A	2015 A
Revenue	$729	$669	$511	$398	$573	$681	$901	$1,016	$	l,191	$1,403
Reported EBITDA	$71	$84	$37	$(17)	$63	$69	$84	$106		$128	$158
% margin	9.7%	12.5%	7.2%	(4.3)%	10.9%	10.1%	9.3%	10.4%		10.8%	11.3%

($ in millions)	2016 A	2017 A	2018 A	2019 A	2020 A	2021 A	2022 A	2023 A		2024 A	2025 A	‘06-’25 Avg .	‘21 -’25 Avg.
Revenue	$1,679	$2,148	$2,476	$2,371	$2,796	$4,473	$5,207	$3,785		$3,741	$4,122
Reported EBITDA	$247	$269	$266	$276	$321	$511	$682	$255		$344	$421
% margin	14.7%	12.5%	10.8%	11.6%	11.5%	11.4%	13.1%	6.7%		9.2%	10.2%	10.0%	10.1%

Source: LCI Industries, Inc. pubic filings.

--END OF SUPPLEMENT to joint proxy statement/prospectus--

Important Information About the Proposed Transaction and Where to Find It

In connection with the proposed transaction between Patrick and LCI, Patrick filed with the SEC a registration statement on Form S-4 (File No. 333-299100) that included a preliminary joint proxy statement of Patrick and LCI that also serves as a prospectus of Patrick with respect to shares of Patrick’s common stock to be issued in the proposed transaction. The registration statement was declared effective by the SEC on October 19, 2026, and Patrick and LCI commenced mailing the definitive joint proxy statement/prospectus to their respective stockholders on or about October 19, 2026. LCI and Patrick filed supplements to the definitive joint proxy statement/prospectus on October 30, 2026 and on November 9, 2026. This supplement is not a substitute for the joint proxy statement/prospectus. Patrick and LCI may file other relevant documents with the SEC regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS OF LCI ARE URGED TO READ THE REGISTRATION STATEMENT, THE JOINT PROXY STATEMENT/PROSPECTUS, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, AND ANY OTHER DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the registration statement, the joint proxy statement/prospectus and other documents filed with the SEC by Patrick and LCI through the website maintained by the SEC at http://www.sec.gov. Copies of documents filed with the SEC by Patrick are available free of charge on Patrick’s website at patrickind.com under the tab “Investors” and under the heading “SEC Filings.” Copies of documents filed with the SEC by LCI are available free of charge on LCI’s website at lippert.com under the tab “Investors” and under the heading “Financials” and subheading “SEC Filings.”

No Offer or Solicitation

This supplement does not constitute an offer to sell or the solicitation of an offer to buy or exchange any securities or a solicitation of any vote or approval, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering or sale of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Special Note Regarding Forward-Looking Statements

Information in this supplement, other than statements of historical facts, may constitute forward-looking statements, for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and involve a number of risks and uncertainties. These statements include, but are not limited to, statements about the benefits of the proposed transaction between Patrick and LCI, including future financial and operating results (including the anticipated impact of the transaction on Patrick’s and LCI’s respective earnings), statements related to the expected timing of the completion of the transaction, the combined company’s plans, objectives, expectations and intentions, and other statements that are not historical facts. Forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “targets,” “scheduled,” “plans,” “intends,” “goal,” “anticipates,” “expects,” “believes,” “forecasts,” “outlook,” “estimates,” “potential,” or “continue” or negatives of such terms or other comparable terminology, but not all forward-looking statements include such identifying terminology.

All forward-looking statements are subject to risks, uncertainties and other factors that may cause the actual results, performance or achievements of Patrick or LCI to differ materially from any results expressed or implied by such forward-looking statements. Such factors include, among others, (1) the risk that the cost savings and any revenue synergies from the transaction, or the implied value that LCI stockholders can realize through their pro forma ownership in the combined company, may not be fully realized or may take longer than anticipated to be realized, (2) disruption to each party’s business as a result of the announcement and pendency of the transaction, (3) the risk that the integration of each party’s operations will be materially delayed or will be more costly or difficult than expected or that the parties are otherwise unable to successfully integrate as a result of unexpected factors or events, (4) the failure to obtain the necessary approvals by Patrick shareholders or LCI stockholders, (5) the ability by each of Patrick and LCI to obtain required governmental approvals of the transaction on the timeline expected, or at all, and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction, (6) reputational risk and the reaction of each party’s customers, suppliers, employees or other business partners to the transaction, (7) the failure of the closing conditions in the merger agreement to be satisfied, or any unexpected delay in closing the transaction or the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, (8) the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events, (9) risks related to management and oversight of the expanded business and operations of the combined company due to the increased size and complexity, (10) the possibility of increased scrutiny by, and/or additional regulatory requirements of, governmental authorities as a result of the transaction or the size, scope and complexity of the combined company’s business operations, (11) the outcome of any legal or regulatory proceedings that may be currently pending or later instituted against Patrick, LCI or the combined company before or after the transaction, and (12) general competitive, economic, political and market conditions and other factors that may affect future results of Patrick and LCI. Additional factors which could affect future results of Patrick and LCI can be found in Patrick’s Annual Report on Form 10-K for the year ended December 31, 2025, which was filed with the SEC on February 19, 2026, under the captions “Information Concerning Forward-Looking Statements” and “Risk Factors” and Patrick’s subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and LCI’s Annual Report on Form 10-K for the year ended December 31, 2025, which was filed with the SEC on February 26, 2026, under the captions “Special Note Regarding Forward-Looking Statements” and “Risk Factors” and LCI’s subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, in each case filed with the SEC and available on the SEC’s website at http://www.sec.gov. LCI disclaims any obligation and does not intend to update or revise any forward-looking statements contained in this supplement, which speak only as of the date hereof, whether as a result of new information, future events or otherwise, except as required by federal securities laws.